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EXHIBIT 99.2

VARSITY BRANDS, INC.

6745 LENOX CENTER COURT, SUITE 300, MEMPHIS, TN 38115

Contact: John M. Nichols
(901) 387-4300

VARSITY BRANDS, INC.
ANNOUNCES
SECOND QUARTER 2003 RESULTS

        Memphis, TN, August 14, 2003,—Varsity Brands, Inc. (AMEX:VBR) announced today net income of $4.7 million, or $0.40 per share on a fully diluted basis, for the second quarter of 2003, compared to net income of $8.7 million, or $0.79 per share on a fully diluted basis, for the quarter ended June 30, 2002. Net income for the six-month period ended June 30, 2003 was $2.0 million, or $0.18 per share on a fully diluted basis, as compared to net income of $2.9 million, or $0.27 on a fully diluted basis, for the six-month period ended June 30, 2002.

        The primary reasons for the decrease in net income during the second quarter of 2003 are: a decrease in revenues caused primarily by a shift in revenue in both the uniform and accessories and camps and events segments from the second quarter into the third quarter; an increase in the Company's income tax expense caused by an increase in the Company's expected effective income tax rate in 2003 as compared to 2002 due to the availability of net operating loss carryforwards in 2002 as compared to 2003; and professional fees of $1.0 million incurred in conjunction with the proposed merger. Such decreases were partially offset by improvements realized in the Company's gross profit margin.

        Revenues in the second quarter of 2003 decreased by $2.9 million, or 5.0%, to $54.5 million from $57.4 million in the second quarter of 2002. Uniforms and accessories revenues decreased by $2.7 million, or 6.5%, to $39.3 million in the second quarter of 2003 from $42.0 million in the second quarter of 2002. This decrease is due to a combination of weather and economic factors. Poor weather during the spring delayed squad tryouts, which has resulted in a shift of uniform shipments from the second quarter into the third quarter. The decline in uniform sales is also attributable to the continued poor economy. The camps and events segment experienced a slight decrease in revenues during the second quarter of 2003, to $15.2 million from $15.3 million in the second quarter of 2002. This decrease is primarily due to a shift in camp attendance from the second quarter into the third quarter. Such decreases were partially offset by tuition increases during 2003. For the six-month period ended June 30, 2003, uniform and accessories revenues decreased by $2.0 million, or 4.2%, to $45.7 million from $47.7 million in 2002. This decrease is due to the factors discussed above which were partially offset by increased product sales at the Company's regional and national championships and increased sales of dance and recital wear during the first quarter of 2003. Camps and events segment revenues increased $4.1 million, or 14.5%, to $32.5 million in the first six-months of 2003 from $28.4 in the period ended June 30, 2002. This increase is directly attributable to an increase in the number of participants at the Company's regional and national cheerleading and dance team championships held during the first quarter of 2003.

        The Company believes, exclusive of expenses incurred in conjunction with the proposed merger, that it remains on target to deliver the earnings per share it initially stated it would deliver in February of this year. Specifically, the Company continues to expect that it will deliver, based upon the Company incurring a normal income tax expense, fully diluted earnings per share in the range of $0.57 to $0.65 for 2003. Fully diluted earnings per share, after giving effect to merger related expenses incurred to date, are expected to be in the range of $0.52 to $0.60.

        The Company is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets these products and related services through a year-round marketing strategy. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        This press release contains certain statements, including, but not limited to its earnings per share earnings guidance, which are "forward-looking" statements under the federal securities laws that are based on the beliefs of management as well as assumptions made by and information currently available to management. Certain factors could cause actual operational results to differ from those in the other forward-looking statements including without limitation, (i) continuation of historical seasonal patterns of demand for Varsity's products and Varsity's ability to meet the demand; (ii) actions by competitors, including without limitation new product introductions; (iii) the loss of domestic or foreign suppliers; (iv) changes in business strategy or new product lines and Varsity's ability to successfully implement these; (v) moderation of uniform and accessories revenue growth; (vi) changes in interest rates and general economic conditions; (vii) general economic stability and world events, particularly as it relates to travel; and (viii) other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on all forward-looking statements.

-tables follow-

VARSITY BRANDS, INC.
Financial Highlights
(Dollars in thousands except per share data)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
OPERATING RESULTS:
Net Revenues	$54,501	$57,370	$78,189	$76,063
Cost of revenues	30,156	32,069	44,649	44,198

Gross Profit	24,345	25,301	33,540	31,865
Selling, general and administrative expenses	14,762	14,035	26,393	24,750

Income from operations	9,583	11,266	7,147	7,115
Other expense	1,909	1,898	3,821	4,024

Income from operations	7,674	9,368	3,326	3,091
Income taxes	3,000	620	1,300	210

Net income	$4,674	$8,748	$2,026	$2,881

Net income per share:
Basic	$0.49	$0.93	$0.21	$0.30
Diluted	$0.40	$0.79	$0.18	$0.27
Weighted average common and common equivalent shares outstanding
Basic	9,592	9,452	9,592	9,452
Diluted	11,752	11,233	11,587	11,163
Depreciation and amortization:
Depreciation and amortization, excluding debt issue costs	$464	$480	$938	$989
Amortization of debt interest costs	$129	$122	$258	$253
	June 30, 2003	December 31, 2002	June 30, 2002
Cash	$8,780	$18,821	$3,359
Accounts receivable, net	34,720	12,067	34,292
Inventories	14,145	7,811	14,121
Other current assets	7,546	7,361	7,021

Total current assets	65,191	46,060	58,793
Property and equipment, net	3,427	3,459	3,806
Goodwill, net	66,596	66,596	66,596
Intangibles and deferred charges, net	1,810	2,186	2,252
Other assets	1,209	1,257	632

	$138,233	$119,558	$132,079

Current liabilities	$38,635	$21,986	$39,473
Long-term debt	69,785	69,785	72,160
Deferred taxes	—	—	188
Shareholders' equity	29,813	27,787	20,258

	$138,233	$119,558	$132,079

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  EXHIBIT 99.2
VARSITY BRANDS, INC. ANNOUNCES SECOND QUARTER 2003 RESULTS
VARSITY BRANDS, INC. Financial Highlights (Dollars in thousands except per share data)